Exhibit 99.1

For:	Immediate Release	Contact:	Andrea Short
	April 23, 2015		574-235-2000

First Quarter Earnings Steady at 1st Source Corporation,
Dividend Declared

South Bend, IN - 1st Source Corporation (NASDAQ:SRCE), parent company of 1st Source Bank, today announced net income of $13.51 million for the first quarter of 2015 compared to $13.63 million reported in the first quarter a year ago. Diluted net income per common share for the first quarter of 2015 was $0.56, up 1.82% over the $0.55 in the first quarter of 2014.
At its April 2015 meeting, the Board of Directors approved a cash dividend of $0.18 per common share. The cash dividend is payable on May 15, 2015 to shareholders of record on May 5, 2015.
Christopher J. Murphy, III, Chairman and Chief Executive Officer, commented, "We saw solid growth in our deposits this quarter as we continue to add new client relationships throughout the bank. Credit quality remains strong as does our loan pipeline and we look forward to a steadily improving economy in the coming months. Capital ratios are also strong and exceed the new minimum Well Capitalized requirements on a fully phased-in basis."
"During the quarter we held a ground breaking in Portage, Michigan, to celebrate our second banking center in the greater Kalamazoo area. We look forward to growing in this market and providing greater convenience for our clients there. As always, we remain committed to our mission of helping our clients achieve security, build wealth and realize their dreams."
The net interest margin held close to last years level at 3.58% for the first quarter of 2015 versus 3.59% for the same period in 2014. Tax-equivalent net interest income was $39.85 million for the first quarter of 2015, compared to the $39.09 million from 2014’s first quarter.
The reserve for loan and lease losses as of March 31, 2015 was 2.30% of total loans and leases compared to 2.38% at March 31, 2014. Net charge-offs of $0.33 million were recorded for the first quarter of 2015 compared with net recoveries of $0.70 million in the same quarter a year ago. The ratio of nonperforming assets to net loans and leases improved to 0.73% as of March 31, 2015, compared to 0.98% on March 31, 2014.
Total assets at the end of the first quarter of 2015 were $4.86 billion, up 1.87% from the $4.77 billion a year ago. Total loans and leases were $3.70 billion, up 3.45% from March 31, 2014. Total deposits were $3.87 billion, up 4.37% from the comparable figure at March 31, 2014. As of March 31, 2015, the common equity-to-assets ratio was 12.84%, compared to 12.50% a year ago and the tangible common equity-to-tangible assets ratio was 11.29% compared to 10.89% a year earlier.
Noninterest income for the three-month period ended March 31, 2015 was $19.75 million, an increase of 1.81% as compared to the first quarter of 2014. The increase for the quarter was mainly attributed to increased equipment rental income and gains on partnership investments.

Noninterest expense for the three-month period ended March 31, 2015 was $38.06 million, an increase of 5.80% as compared to the first quarter of 2014. The increase for the quarter was mainly attributed to increased salaries expense and group insurance costs, higher loan and lease collection and repossession expenses and increased depreciation on leased equipment.
1st Source common stock is traded on the NASDAQ Global Select Market under “SRCE” and appears in the National Market System tables in many daily newspapers under the code name “1st Src.” Since 1863, 1st Source has been committed to the success of the communities it serves. For more information, visit www.1stsource.com.
1st Source serves the northern half of Indiana and southwest Michigan and is the largest locally controlled financial institution headquartered in the area. While delivering a comprehensive range of consumer and commercial banking services through its community bank offices, 1st Source has distinguished itself with highly personalized services. 1st Source Bank also competes for business nationally by offering specialized financing services for new and used private and cargo aircraft, automobiles for leasing and rental agencies, medium and heavy duty trucks, and construction equipment. The Corporation includes 80 community banking centers in 17 counties, 8 trust and wealth management locations, 8 1st Source Insurance offices, as well as 22 specialty finance locations nationwide.
In addition to the results presented in accordance with generally accepted accounting principles in the United States of America, this press release contains certain non-GAAP financial measures. 1st Source Corporation believes that providing non-GAAP financial measures provides investors with information useful to understanding our financial performance. Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including measures based on “tangible equity” which is “common shareholders’ equity” excluding intangible assets.
Except for historical information contained herein, the matters discussed in this document express “forward-looking statements.” Generally, the words “believe,” “contemplate,” “seek,” “plan,” “possible,” “assume,” “expect,” “intend,” “targeted,” “continue,” “remain,” “estimate,” “anticipate,” “project,” “will,” “should,” “indicate,” “would,” “may” and similar expressions indicate forward-looking statements. Those statements, including statements, projections, estimates or assumptions concerning future events or performance, and other statements that are other than statements of historical fact, are subject to material risks and uncertainties. 1st Source cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.
1st Source may make other written or oral forward-looking statements from time to time. Readers are advised that various important factors could cause 1st Source’s actual results or circumstances for future periods to differ materially from those anticipated or projected in such forward-looking statements. Such factors, among others, include changes in laws, regulations or accounting principles generally accepted in the United States; 1st Source’s competitive position within its markets served; increasing consolidation within the banking industry; unforeseen changes in interest rates; unforeseen downturns in the local, regional or national economies or in the industries in which 1st Source has credit concentrations; and other risks discussed in 1st Source’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, which filings are available from the SEC. 1st Source undertakes no obligation to publicly update or revise any forward-looking statements.
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(charts attached)

1st SOURCE CORPORATION
1st QUARTER 2015 FINANCIAL HIGHLIGHTS
(Unaudited - Dollars in thousands, except per share data)
	Three Months Ended March 31,
	2015	2014
END OF PERIOD BALANCES
Assets	$4,862,384	$4,773,193
Loans and leases	3,701,132	3,577,568
Deposits	3,870,460	3,708,423
Reserve for loan and lease losses	85,098	85,010
Intangible assets	85,158	86,057
Common shareholders’ equity	624,505	596,586

AVERAGE BALANCES
Assets	$4,820,453	$4,698,167
Earning assets	4,511,467	4,414,390
Investments	788,561	831,598
Loans and leases	3,674,082	3,543,219
Deposits	3,816,955	3,669,955
Interest bearing liabilities	3,364,623	3,340,957
Common shareholders’ equity	623,397	594,687

INCOME STATEMENT DATA
Net interest income	$39,436	$38,618
Net interest income - FTE	39,854	39,087
Provision for loan and lease losses	357	804
Noninterest income	19,751	19,398
Noninterest expense	38,061	35,973
Net income	13,511	13,632

PER SHARE DATA
Basic net income per common share	$0.56	$0.55
Diluted net income per common share	0.56	0.55
Common cash dividends declared	0.18	0.17
Book value per common share	26.18	24.51
Tangible book value per common share	22.61	20.98
Market value - High	34.49	32.60
Market value - Low	29.65	27.56
Basic weighted average common shares outstanding	23,871,157	24,317,446
Diluted weighted average common shares outstanding	23,871,157	24,317,446

KEY RATIOS
Return on average assets	1.14%	1.18%
Return on average common shareholders’ equity	8.79	9.30
Average common shareholders’ equity to average assets	12.93	12.66
End of period tangible common equity to tangible assets	11.29	10.89
Risk-based capital - Common Equity Tier 1	13.09	N/A
Risk-based capital - Tier 1	14.48	14.60
Risk-based capital - Total	15.80	15.94
Net interest margin	3.58	3.59
Efficiency: expense to revenue	62.10	58.46
Net charge offs to average loans and leases	0.04	(0.08)
Loan and lease loss reserve to loans and leases	2.30	2.38
Nonperforming assets to loans and leases	0.73	0.98

ASSET QUALITY
Loans and leases past due 90 days or more	$190	$307
Nonaccrual loans and leases	21,359	24,680
Other real estate	892	2,091
Former bank premises held for sale	626	801
Repossessions	4,607	7,998
Equipment owned under operating leases	36	—
Total nonperforming assets	$27,710	$35,877

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited - Dollars in thousands)
	March 31, 2015	March 31, 2014
ASSETS
Cash and due from banks	$58,196	$92,465
Federal funds sold and interest bearing deposits with other banks	11,068	1,362
Investment securities available-for-sale (amortized cost of $778,597 and $826,007 at March 31, 2015 and 2014, respectively)	796,604	839,597
Other investments	20,561	22,400
Trading account securities	208	192
Mortgages held for sale	22,820	10,961

Loans and leases, net of unearned discount:
Commercial and agricultural	712,293	698,246
Auto and light truck	402,389	388,665
Medium and heavy duty truck	240,187	237,906
Aircraft financing	696,943	730,803
Construction equipment financing	439,530	352,796
Commercial real estate	615,555	588,629
Residential real estate	443,375	455,678
Consumer	150,860	124,845
Total loans and leases	3,701,132	3,577,568
Reserve for loan and lease losses	(85,098)	(85,010)
Net loans and leases	3,616,034	3,492,558

Equipment owned under operating leases, net	82,640	58,468
Net premises and equipment	49,701	45,856
Goodwill and intangible assets	85,158	86,057
Accrued income and other assets	119,394	123,277

Total assets	$4,862,384	$4,773,193

LIABILITIES
Deposits:
Noninterest bearing	$835,403	$750,662
Interest bearing	3,035,057	2,957,761
Total deposits	3,870,460	3,708,423

Short-term borrowings:
Federal funds purchased and securities sold under agreements to repurchase	123,075	168,339
Other short-term borrowings	77,071	129,308
Total short-term borrowings	200,146	297,647
Long-term debt and mandatorily redeemable securities	57,515	59,555
Subordinated notes	58,764	58,764
Accrued expenses and other liabilities	50,994	52,218
Total liabilities	4,237,879	4,176,607

SHAREHOLDERS’ EQUITY
Preferred stock; no par value	—	—
Common stock; no par value	346,535	346,535
Retained earnings	311,207	270,848
Cost of common stock in treasury	(44,484)	(29,285)
Accumulated other comprehensive income	11,247	8,488
Total shareholders’ equity	624,505	596,586

Total liabilities and shareholders’ equity	$4,862,384	$4,773,193

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited - Dollars in thousands)
	Three Months Ended March 31,
	2015	2014
Interest income:
Loans and leases	$39,604	$38,914
Investment securities, taxable	3,004	3,345
Investment securities, tax-exempt	769	819
Other	255	277
Total interest income	43,632	43,355

Interest expense:
Deposits	2,559	2,971
Short-term borrowings	103	136
Subordinated notes	1,055	1,055
Long-term debt and mandatorily redeemable securities	479	575
Total interest expense	4,196	4,737

Net interest income	39,436	38,618
Provision for loan and lease losses	357	804
Net interest income after provision for loan and lease losses	39,079	37,814

Noninterest income:
Trust fees	4,557	4,476
Service charges on deposit accounts	2,197	2,066
Debit card income	2,399	2,232
Mortgage banking income	1,251	1,334
Insurance commissions	1,305	1,563
Equipment rental income	5,079	4,082
Gains on investment securities available-for-sale	—	963
Other income	2,963	2,682
Total noninterest income	19,751	19,398

Noninterest expense:
Salaries and employee benefits	20,925	19,482
Net occupancy expense	2,461	2,437
Furniture and equipment expense	4,336	4,237
Depreciation - leased equipment	4,088	3,249
Professional fees	870	1,128
Supplies and communication	1,406	1,392
FDIC and other insurance	849	864
Business development and marketing expense	1,049	1,684
Loan and lease collection and repossession expense	363	(494)
Other expense	1,714	1,994
Total noninterest expense	38,061	35,973

Income before income taxes	20,769	21,239
Income tax expense	7,258	7,607

Net income	$13,511	$13,632

The NASDAQ Stock Market National Market Symbol: "SRCE" (CUSIP #336901 10 3)
Please contact us at shareholder@1stsource.com